                            SCHEDULE 14C INFORMATION

                  Information Statement Pursuant to Section 14C
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2)

[ ] Definitive Information Statement

                             U.S. WEST HOMES, INC.
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                               U.S. WEST HOMES, INC.
                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651

                 Notice of Stockholder Action by Written Consent


To Stockholders of U.S. West Homes, Inc.:

         U.S. West Homes, Inc. ("U.S. West") hereby gives notice to its stockholders as follows:

1. The holders of a majority of the outstanding shares of common stock and preferred stock of U.S. West have taken action by written consent to amend the Articles of Incorporation to increase the number of shares outstanding from a total of 1,050,000,000 with 1,000,000,000 being common shares with a par value of $.001 and 50,000,000 preferred shares with a par value of $.001 to a total of 5,500,000,000 with 5,000,000,000 being common shares with a par value of $.001 and 500,000,000 of preferred shares with a par value of $.001.

         You have the right to receive this notice if you were a stockholder of record of either common or preferred stock of U.S. West at the close of business on February 23, 2003 (the "Record Date"). Since the actions will have been approved by the holders of the required majority of the outstanding shares of voting stock of U.S. West, no proxies were or are being solicited.

         U.S. West anticipates that these actions will become effective on or after April __, 2003.

Laguna Beach, California
March __, 2003

                                            /s/ Mervyn A. Phelan, Sr.
                                            ------------------------------------
                                            Mervyn A. Phelan, Sr.
                                            Chief Executive Officer
                                            & Chairman of the Board of Directors





                      WE ARE NOT ASKING FOR A PROXY AND YOU
                       ARE REQUESTED NOT TO SEND A PROXY.

To our stockholders:

Why have I received these materials?
------------------------------------

U.S. West is required to deliver this information statement to all holders of common and preferred stock of U.S. West in order to inform them that the holders of a majority of the voting stock have taken certain actions that would normally require a stockholders meeting without holding such a meeting.

This information statement is being sent to you because you are a stockholder of either common or preferred stock in U.S. West.

What action did the holders of a majority of the voting stock take?
-------------------------------------------------------------------

A group of stockholders representing a total of 83.1% of the total outstanding voting stock of U.S. West on the Record Date took action by written consent to amend U.S. West's Articles of Incorporation to increase the authorized number of shares of common stock and preferred stock of U.S. West.

The specific proposal to which the holders of a majority of the voting stock consented are as follows:

Proposal No. 1:
---------------

To amend the Articles of Incorporation of U.S. West in the following manner:

To amend Article IV of the Articles of Incorporation, Capital Stock, filed August 26, 1999, as subsequently amended by the Articles of Agreement & Plan of Merger filed September 22, 1999 and subsequently amended on January 22, 2002 and as subsequently amended on June 6, 2002, and as subsequently amended on January 13, 2003 authorizing an aggregate number of common and preferred shares which the Corporation had the authority to issue being one billion fifty million [1,050,000,000] shares of voting stock with $.001 par value with one billion being common stock and fifty million being preferred and that hereby the said authorization be now increased to five billion five hundred million [5,500,000,000] shares of stock with $.001 par value with five billion being common stock and five hundred million being preferred so that Article IV of the Articles of Incorporation shall now read:

The corporation shall be authorized to issue 5,000,000,000 shares of Common Stock having a $.001 par value, and 500,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/ or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares. Stockholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock.

Why is it that the holders of a majority of the voting stock can do these things without having to hold a meeting or having to send out proxies to all stockholders?
-------------------------------------------------------------------------

The Articles of Incorporation and bylaws of U.S. West and Nevada law provide that any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having at least a majority of all of the stock entitled to vote upon the action if the meeting were held.

Is it necessary for me to do anything?
--------------------------------------

No. No other votes are necessary or required. U.S. West anticipates that the amendment to the Articles of Incorporation will be filed with the Secretary of State of the State of Nevada on or after April __, 2003.

Who is paying for the mailing of this information statement?
------------------------------------------------------------

U.S. West will pay the costs of preparing and sending out this information statement. It will be sent to all common and preferred stockholders by regular mail. U.S. West may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of common and preferred stock.

Can I object to the actions of these stockholders?
--------------------------------------------------

Nevada law does not provide for dissenter's rights in connection with an authorization to increase the authorized number of shares of capital stock.

Where can I get copies of this information statement or copies of U.S. West's annual report?
-----------------------------------------------------------------

Copies of this information statement and U.S. West's most recent annual report filed with the Securities & Exchange Commission (SEC) on Form 10-KSB and most recent interim report filed with the SEC on Form 10-QSB are available to stockholders at no charge upon request directed as follows:

                       U.S. West Homes, Inc.
                       Report Requests
                       410 Broadway, 2nd Floor
                       Laguna Beach, CA 92651
                       (800) 522-0280

They may also be found on U.S. West's web site at http://www.uswesthomes.com and may be downloaded from that site.

What if I share an address with another U.S. West stockholder?
--------------------------------------------------------------

Unless U.S. West has received contrary instructions from a stockholder, U.S. West is delivering only one information statement to multiple stockholders sharing an address. U.S. West will, upon request to the address and phone number listed above, promptly deliver a separate copy of this information statement to which a stockholder who shares an address with another stockholder. A stockholder that is receiving multiple copies and would like to receive only one copy per household may make such a request to the address and phone number listed above.

How do I know that the group of stockholders voting to increase the number of authorized shares of capital stock and to elect directors hold more than a majority of the voting stock?
-------------------------------------------------------------------------------

On February 23, 2003, the date of the written consent to action by the majority of common and preferred stockholders, there were 617,426,667 shares of common stock outstanding, 1,050,000 shares of Series F preferred stock outstanding, 39,821 shares of Series G preferred stock outstanding, 540,000 shares of Series J preferred stock outstanding, and 100,000 shares of Series K preferred stock outstanding. Holders of common stock are entitled to one vote per share. Holders of our Series F, Series G, Series J, and Series K preferred stock are entitled to one vote per share, and for the actions described herein, vote together with the holders of common stock as a single class. A total of 481,700,868 shares representing 77.8% of the outstanding shares of voting stock of U.S. West as of the Record Date, representing more than a majority of U.S. West's outstanding voting stock, have delivered written consents to the actions set forth herein.

Who are the stockholders who consented to these actions?
--------------------------------------------------------

The list of stockholders who consented to these actions and the percentage of ownership of each is set forth below:

Title of             Name or Entity        Amount and Nature    Percent Of Outstanding
Class                & Address             Of Beneficial Owner     Voting Stock
--------------------------------------------------------------------------------------
Common               Aliso Circle
                     Irrevocable Trust (1)        60,000,000              9.7%

Common               Vista de Catalina
                     Irrevocable Trust (2)       125,408,000             20.2%

Common               Silver Streak
                     Investments, Inc. (1)        60,000,000              9.7%

Common               Mervyn A. Phelan, Jr. (1)    40,000,000              6.5%


Common               Stephen Reeder               40,000,000              6.5%

Common               Alexander Senkovsky, LLC (3) 14,500,000              2.3%

Common               David Michael, LLC (3)       52,987,369              8.6%

Common               Elizabeth Colmenares (3)     13,000,000              2.1%

Common               McFadden, LLC (3)            15,000,000              2.4%

Common               John Tanner                  20,101,833              3.2%

Common               David Edwards                20,101,833              3.2%

Common               Durwood Phillips (3)         10,150,000              1.6%

Common               John Cruickshank             10,451,833              1.7%
                                                 -----------             -----
Total number of shares:                          481,700,868             77.8%


(1) Mervyn A. Phelan, Jr. is the trustee of the Aliso Circle Irrevocable Trust and is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of U.S. West and Chairman of the Board of Directors. The beneficiaries of the Aliso Circle Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., and the children and grand-children of Mervyn A. Phelan, Sr. Mervyn A. Phelan, Jr. is also president of Silver Streak Investments, all of the outstanding stock of which is owned by the Aliso Circle Trust. Mervyn A. Phelan, Jr. also owns 40,000,000 shares directly. Together, the Phelans control a total of 160,000,000 shares or 25.8% of the outstanding voting stock of U.S. West.

(2) The Vista de Catalina Irrevocable Trust is controlled by Craig H. Brown, President of U.S. West and one of its directors.

(3) An irrevocable proxy was granted by these stockholders to Durwood Phillips who is required to vote the shares of Alexander Senkovsky, LLC, David Michael, LLC, McFadden, LLC and Elizabeth Colmenares totaling 95,487,369 shares or 15.4% of the stock outstanding. The proxy must be voted in a like manner as the majority of other stockholders votes the shares. Additionally, Mr. Phillips controls 10,150,000 of his own shares or 1.6% of the stock outstanding so together he is entitled to vote a total of 17.0% of the outstanding shares.

All of the persons and entities above named excluding those shares described in Note (3) are believed to have sole voting and investment power with respect to the common shares beneficially owned by them, where applicable.

Who was entitled to vote to increase the number of authorized shares of capital stock?
---------------------------------------------------------------------------

Every person or entity who owned either common stock or preferred stock in U.S. West as of the Record Date was entitled to vote.

Who is entitled to receive notice of these actions by the holders of a majority of voting stock?
---------------------------------------------------------------------

Every person or entity who owned either common or preferred stock in U.S. West Homes as of February 23, 2003 is entitled to receive a copy of this information statement. This date is called the Record Date and was set by the Board of Directors of U.S. West.

What is the stock ownership of the principal stockholders and management of U.S. West?
------------------------------------------------------------------------

The following chart sets forth the number of shares of U.S. West common stock beneficially owned by (i) each person who, as of February 23, 2003, was known by U.S. West to own beneficially more than five percent (5%) of U.S. West common stock, (ii) each director and each nominee, (iii) each executive officer of U.S. West, and (iv) all of U.S. West's officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this information statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this information statement.


NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------
Mervyn Phelan, Sr. (1)(2)(3)          160,000,000                       24.34%
1278 Glenneyre, Suite 212
Laguna Beach, CA 92651

Craig H. Brown (3)(4)                 165,408,000                       25.16%
9 Vista de Catalina
Laguna Beach, CA 92651

Mervyn A. Phelan, Jr. (1)(2)          160,000,000                       25.91%
410 Broadway
Laguna Beach, CA 92651

Durwood Phillips (5)                  105,637,369                       17.11%
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

David Michael, LLC (6)                 52,987,369                        8.58%
3809 South West Temple
Salt Lake City, UT 84115

David Edwards (6)                      21,701,833                        3.51%
Westgate House
Long Melford
Suffolk, UK CO109DR

John Tanner (6)                        21,701,833                        3.51%
Westgate House
Long Melford
Suffolk, UK CO109DR

John Semmens                                   --                        0.00%
30448 Rancho Viejo Road, Suite 130
San Juan Capistrano, CA 92675

(iii) Officers &
Directors as a group                  368,811,666                       52.64%

(1) Includes 60,000,000 shares which are held of record by the Aliso Circle Irrevocable Inter Vivos Trust. Mervyn A. Phelan, Jr. is the trustee of the Aliso Circle Trust and is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of U.S. West and Chairman of the Board of Directors. The beneficiaries of the Aliso Circle Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., and the children and grand-children of Mervyn A. Phelan, Sr.

(2) Includes 60,000,000 shares which are held of record by Silver Streak Investments, all of the outstanding stock of which is owned by the Aliso Circle Trust. Mervyn A. Phelan, Jr. is also the president of Silver Streak.

(3)      Includes 40,000,000 shares underlying presently exercisable options.

(4) Includes 125,408,000 shares which are held of record by The Vista de Catalina Irrevocable Trust, which is controlled by Craig H. Brown.

(5) Includes 95,487,369 shares whose stockholders have granted an irrevocable proxy with respect to these shares of common stock to Mr. Phillips. The proxy must be voted in a like manner as the majority of those stockholders who are not subject to the irrevocable proxy.

(6)      Includes 1,600,000 shares underlying presently exercisable options.

A discussion of the proposals and information regarding them is as follows:
---------------------------------------------------------------------------

Proposal No. 1:
---------------

Increasing the authorized shares of capital stock of U.S. West
--------------------------------------------------------------

Why is U.S. West increasing the authorized number of shares of its capital stock?
--------------------------------------------------------------------------------

Currently, U.S. West has 1,050,000,000 shares of capital stock authorized, of which 1,000,000,000 is designated as common stock and 50,000,000 is designated as preferred stock. As of the Record Date, U.S. West had 617,426,667 shares of common stock outstanding, 1,050,000 shares of Series F preferred stock outstanding, 39,821 shares of Series G preferred stock outstanding, 540,000 shares of Series J preferred stock outstanding, and 100,000 shares of Series K preferred stock outstanding. Each outstanding share of preferred stock is convertible into common stock according to a formula which varies in accordance with the trading price of U.S. West's common stock.

U.S. West is increasing its authorized capital because it does not have a sufficient number of authorized but unissued shares of common stock to effect conversion of all of the outstanding preferred.

In addition, U.S. West believes that the increase in authorized capital stock would provide it greater flexibility with respect to its capital structure for such purposes as additional equity financing and stock based acquisitions. U.S. West anticipates that the additional "blank check" preferred stock will be designated into series or classes as the board of directors deems appropriate in the future.

What effect will the increase in authorized common stock have on my stock?
--------------------------------------------------------------------------

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of U.S. West, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

As of the Record Date, a total of 617,426,667 shares of U.S. West's currently authorized 1,000,000,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of common stock would enable U.S. West, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of common stock could have a number of effects on U.S. West's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of U.S. West more difficult. For example, additional shares could be issued by U.S. West so as to dilute the stock ownership or voting rights of persons seeking to obtain control of U.S. West. Similarly, the issuance of additional shares to certain persons allied with U.S. West's management could have the effect of making it more difficult to remove U.S. West's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The board of directors is not aware of any attempt, or contemplated attempt, to acquire control of U.S. West, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are proposed to be authorized, except that U.S. West is required to issue shares of common stock upon conversion of outstanding preferred stock in accordance with the rights and preferences associated with such preferred stock.

Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

What effect will the increase in authorized blank-check preferred stock have on my stock?
--------------------------------------------------------------------------------

As of the Record Date, a total of 1,729,821 shares of U.S. West's currently authorized 50,000,000 shares of preferred stock are issued and outstanding. The amendment to U.S. West's Articles of Incorporation, as amended, will increase the number of authorized shares of "blank check" preferred stock to 500,000,000. The following summary does not purport to be complete and is qualified in its entirety by reference to the proposed Certificate of Amendment to the Articles of Incorporation as set forth in Exhibit "A" Hereto.

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the board of directors of U.S. West upon issuance. The authorization of such blank check preferred stock would permit the board of directors to authorize and issue preferred stock from time to time in one or more series. To date, U.S. West has created and issued several series of preferred stock from authorized blank check preferred stock.

Subject to the provisions of U.S. West's Certificate of Amendment to the Articles of Incorporation and the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of U.S. West and its stockholders. The amendment to the Articles of Incorporation, as amended, would give the board of directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the board of directors deems to be in the best interests of U.S. West and its stockholders.

The amendment will provide U.S. West with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by U.S. West, or issuance as part or all of the consideration required to be paid by U.S West for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of U.S. West by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of U.S. West. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of U.S. West by means of a tender offer, proxy contest, merger or otherwise. The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of U.S. West by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board of directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

Exhibits & Financial Statements
-------------------------------

Exhibit 3.1 - Certificate of Amendment to Articles of Incorporation



                                    By Order of the Board of Directors

                                    By: /s/ Mervyn A. Phelan, Sr.
                                    ----------------------------------
                                    Chairman of the Board of Directors

March __, 2003
Laguna Beach, California